As filed with the Securities and Exchange Commission on December 6, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of Montreal

(Exact Name of Registrant as Specified in Its Charter)

Canada	13-4941092
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada M5X 1A1

(416) 867-6785

(Address and telephone number of Registrant’s principal executive offices)

Colleen Hennessy

Bank of Montreal

111 West Monroe Street, P.O. Box 755

Chicago, Illinois 60690

(312) 461-7745

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

William C. Hermann

Chapman and Cutler LLP

111 West Monroe Street

Chicago, Illinois 60603

(312) 845-3000

Approximate date of commencement of proposed sale to the public: At such time or times on or after the effective date of this Registration Statement as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Shares, without par value	500,000	$66.275	$33,137,500	$3,841

(1)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the common shares of the Registrant on December 1, 2016, as quoted on The New York Stock Exchange.

PROSPECTUS

BANK OF MONTREAL

SHAREHOLDER DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Bank of Montreal Shareholder Dividend Reinvestment and Share Purchase Plan (the “Plan”) permits the reinvestment of a shareholder’s cash dividends to purchase additional common shares (the “common shares”) of Bank of Montreal (“BMO” or the “Bank”). The purchase price of such common shares, if purchased on the open market, will be based on the average of the actual cost incurred by the Agent to purchase such common shares and, if purchased from the Bank, will be based on the average of the closing prices for a board lot of the Bank’s common shares on the Toronto Stock Exchange on the five trading days on which at least a board lot of the Bank’s common shares was traded immediately preceding the Investment Period (as defined in the Plan). There may also be a discount of up to 5% from such Average Market Price (as defined in the Plan) if the Bank issues new common shares from its treasury.

Optional cash payments of up to $40,000 (Canadian or U.S.) in each twelve month period ending October 31 will be used to purchase common shares under the Plan on the same average price basis as set forth above, without any discount.

This prospectus relates to the common shares of the Bank to be purchased pursuant to the Plan on behalf of U.S. resident holders of common shares. The information provided in this prospectus includes the offering circular provided by the Bank to current participants in the Plan and to all those holders eligible to participate in the Plan, which is attached in its entirety as Annex A to this prospectus.

The Plan is available to registered holders of common shares and registered holders of any series of either class A or B preferred shares of the Bank, which have been determined to be eligible to participate in the Plan. All administrative expenses, including brokerage commissions, fees or other expenses of the Agent, will be paid by the Bank.

The common shares of the Bank are listed on the Toronto Stock Exchange and on The New York Stock Exchange.

Any questions regarding the Plan should be addressed to the Agent, Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 (Telephone: 1-800-340-5021).

Investing in the BMO common shares involves certain risks. To read about certain factors you should consider before buying BMO common shares, see the “Risk Factors” section on page 5 of this prospectus and in our most recent annual report on Form 40-F (“Annual Report”), which is incorporated by reference herein, as well as any other reports on Form 6-K that are specifically incorporated by reference herein.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2016.

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ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf registration, we may from time to time sell the common shares described in this prospectus. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information”.

We urge you to read carefully this prospectus and the registration statement, together with the information incorporated herein by reference under the heading “Where You Can Find More Information”, before deciding whether to invest in our common shares being offered.

We are responsible for the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to give you any other information or to make any representation different from or in addition to that contained or incorporated by reference in this prospectus and take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Therefore, you should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or our common shares are sold on a later date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Bank”, “we”, “us”, “our” or similar references mean Bank of Montreal and its consolidated subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

We prepare our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (the “IASB”), which replaced Canadian generally accepted accounting principles (“GAAP”) for publicly accountable enterprises beginning in 2011. IFRS became effective for the Bank for its interim and annual periods commencing November 1, 2011 (adoption date), and includes the preparation and reporting of one year of comparative figures, including an opening balance sheet as of November 1, 2010 (transition date).

Additionally, we publish our consolidated financial statements in Canadian dollars. In this prospectus and any applicable supplement, currency amounts are stated in Canadian dollars (“$”), unless specified otherwise. As indicated in the table below, the Canadian dollar has fluctuated in value compared to the U.S. dollar over time.

The tables below set forth the high and low daily noon exchange rates, the average yearly rate and the rate at period end between Canadian dollars and U.S. dollars (in U.S. dollars per Canadian dollar) for the five-year period ended October 31, 2016 and the high and low daily noon exchange rates for November, 2016 and December, 2016 (through December 2, 2016). On December 2, 2016, the noon exchange rate was U.S. $0.7520 = $1.00. Our reference to the “noon exchange rate” is the noon exchange rate as reported by the Bank of Canada.

Year Ended October 31	High	Low	Average Rate(1)	At Period End
2012	1.0299	0.9536	0.9954	1.0004
2013	1.0164	0.9455	0.9806	0.9589
2014	0.9602	0.8858	0.9170	0.8869
2015	0.8900	0.7455	0.8049	0.7644
2016	0.7972	0.6854	0.7545	0.7461

Additional Periods	High	Low
November, 2016	0.7498	0.7363
December, 2016 (through December 2)	0.7520	0.7501

(1)	The average of the noon exchange rates on the last business day of each full month during the relevant period.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Bank of Montreal’s public communications often include written or oral forward-looking statements. Statements of this type are included in this document, and may be included in other filings with Canadian securities regulators or the U.S. Securities and Exchange Commission, or in other communications. All such statements are made pursuant to the “safe harbor” provisions of, and are intended to be forward-looking statements under, the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for fiscal 2017 and beyond, our strategies or future actions, our targets, expectations for our financial condition or share price, and the results of or outlook for our operations or for the Canadian, U.S. and international economies.

By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties. There is significant risk that predictions, forecasts, conclusions or projections will not prove to be accurate, that our assumptions may not be correct, and that actual results may differ materially from such predictions, forecasts, conclusions or projections. We caution readers of this document not to place undue reliance on our forward-looking statements, as a number of factors could cause actual future results, conditions, actions or events to differ materially from the targets, expectations, estimates or intentions expressed in the forward-looking statements.

The future outcomes that relate to forward-looking statements may be influenced by many factors, including but not limited to: general economic and market conditions in the countries in which we operate; weak, volatile or illiquid capital and/or credit markets; interest rate and currency value fluctuations; changes in monetary, fiscal, tax or economic policy; the level of competition in the geographic and business areas in which we operate; changes in laws or in supervisory expectations or requirements, including capital, interest rate and liquidity requirements and guidance; judicial or regulatory proceedings; the accuracy and completeness of the information we obtain with respect to our customers and counterparties; our ability to execute our strategic plans and to complete and integrate acquisitions, including obtaining regulatory approvals; critical accounting estimates and the effect of changes to accounting standards, rules and interpretations on these estimates; operational and infrastructure risks; changes to our credit ratings; political conditions, including changes relating to or affecting economic or trade matters; global capital markets activities; the possible effects on our business of war or terrorist activities; outbreaks of disease or illness that affect local, national or international economies; natural disasters and disruptions to public infrastructure, such as transportation, communications, power or water supply; technological changes; information and cyber security; and our ability to anticipate and effectively manage risks arising from all of the foregoing factors.

We caution that the foregoing list is not exhaustive of all possible factors. Other factors and risks could adversely affect our results. For more information, please see the discussion in our Annual Report on Form 40-F, which is incorporated by reference herein and, which outlines certain key factors and risks that may affect Bank of Montreal’s future results. Investors and others should carefully consider these factors and risks, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements. Bank of Montreal does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by the organization or on its behalf, except as required by law. The forward-looking information contained or incorporated by reference into this prospectus is presented for the purpose of assisting our shareholders in understanding our financial position as at and for the periods ended on the dates presented, as well as our strategic priorities and objectives, and may not be appropriate for other purposes.

Assumptions about the performance of the Canadian and U.S. economies, as well as overall market conditions and their combined effect on our business, are material factors we consider when determining our strategic priorities, objectives and expectations for our business. In determining our expectations for economic growth, both broadly and in the financial services sector, we primarily consider historical economic data provided by the Canadian and U.S. governments and their agencies. See the Annual Report from more information relating to material factors impacting our business.

WHERE YOU CAN FIND MORE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the Provinces and Territories of Canada, we are subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file or furnish reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. These reports and other information, when filed or furnished by us in accordance with such requirements, can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. Our common shares are listed on The New York Stock Exchange, and reports and other information concerning us can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us can be located at our website at www.bmo.com. All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Bank, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a),

13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities under this prospectus:

•	Annual Report on Form 40-F for the year ended October 31, 2016;

•	Report on Form 6-K filed on November 2, 2016;

•	Reports on Form 6-K filed on December 6, 2016; (three filings) (Acc nos: 0001193125-16-786349, 0001193125-16-786356 and 0001193125-16-786427); and

•	Description of the common shares of the Bank contained in the Bank’s Form 8-A filed September 26, 1994.

We may also incorporate any other Form 6-K that we submit to the SEC on or after the date of this prospectus and prior to the termination of this offering if the Form 6-K filing specifically states that it is incorporated by reference into the registration statement of which this prospectus forms a part.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Bank of Montreal

Corporate Secretary’s Department

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada M5X 1A1

(416) 867-6785

RISK FACTORS

Investment in our common shares is subject to various risks, including those risks inherent in conducting the business of a diversified financial institution. Before deciding whether to invest in any securities, you should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference). You should consider the categories of risks identified and discussed in the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2016, including those summarized under “Caution Regarding Forward-Looking Statements” above.

BANK OF MONTREAL

Bank of Montreal started business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, the Bank has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of the Bank and governs its operations. The Bank is a registered bank holding company and is a financial holding company under the Bank Holding Company Act of 1956.

The Bank’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6, and its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1.

Bank of Montreal offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. As of October 31, 2016, BMO had more than 12 million customers and more than 45,000 full-time equivalent employees. The Bank has over 1,500 bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in 27 other jurisdictions, including the United States. BMO Financial Corp. (“BFC”) is based in Chicago and wholly-owned by Bank of Montreal. BFC operates primarily through its subsidiary BMO Harris Bank N.A. (“BHB”), which provides banking, financing, investing, and cash management services in select markets in the U.S. Midwest. BMO provides a full range of investment dealer services through entities, including BMO Nesbitt Burns Inc., a major fully integrated Canadian investment dealer, and BMO Capital Markets Corp., Bank of Montreal’s wholly-owned registered securities dealer in the United States.

BMO conducts business through three operating groups: Personal and Commercial Banking (P&C), made up of Canadian P&C and U.S. P&C; Wealth Management; and BMO Capital Markets. Canadian P&C operates across Canada, offering a broad range of products and services, including banking, lending and treasury management. Operating predominately in the U.S. Midwest under the BMO Harris brand, U.S. P&C offers personal and commercial clients banking, lending, and treasury management products and services. Wealth Management serves a full range of client segments from mainstream to ultra-high net worth and institutional, with a broad offering of wealth management products and services including insurance. Wealth Management is a global business with an active presence in markets across Canada, the United States, Europe and Asia. BMO Capital Markets is a North American-based financial services provider offering a complete range of products and services to corporate, institutional and government clients. These include equity and debt underwriting, corporate lending and project financing, mergers and acquisitions advisory services, securitization, treasury management, risk management, debt and equity research, and institutional sales and trading. With approximately 2,400 professionals in 30 locations around the world, including 16 offices in North America, BMO Capital Markets works proactively with clients to provide innovative and integrated financial solutions. Corporate Services consists of Corporate Support Areas and Technology and Operations (T&O). Corporate Support Areas provide enterprise-wide expertise and governance support in a variety of areas, including strategic planning, risk management, finance, legal and regulatory compliance, marketing, communications and human resources. T&O manages, maintains and provides governance over information technology, operations services, real estate and sourcing for the Bank.

DESCRIPTION OF COMMON SHARES

Set forth below is a summary of the material terms of the Bank’s share capital and certain provisions of the Bank Act and the Bank’s amended and restated by-laws as they relate to the Bank’s share capital. The following summary is not complete and is qualified in its entirety by the Bank Act, the Bank’s amended and restated by-laws and the actual terms and conditions of such shares.

Capital Stock

The authorized capital of the Bank consists of an unlimited number of common shares, without nominal or par value, an unlimited number of Class A Preferred Shares, without nominal or par value, issuable in series, and an unlimited number of Class B Preferred Shares, without nominal or par value, issuable in series, in each case the aggregate consideration for which is also unlimited. Class B Preferred Shares may be issued in non-Canadian currency.

As of October 31, 2016, there were issued and outstanding the following shares of capital stock: 645,761,333 common shares; 10,000,000 Class B Preferred Shares Series 14; 10,000,000 Class B Preferred Shares Series 15; 6,267,391 Class B Preferred Shares Series 16; 5,732,609 Class B Preferred Shares Series 17; 9,425,607 Class B Preferred Shares Series 25; 2,174,393 Class B Preferred Shares Series 26; 20,000,000 Class B Preferred Shares Series 27; 16,000,000 Class B Preferred Shares Series 29; 12,000,000 Class B Preferred Shares Series 31; 8,000,000 Class B Preferred Shares Series 33; 6,000,000 Class B Preferred Shares Series 35; 600,000 Class B Preferred Shares Series 36; and 24,000,000 Class B Preferred Shares Series 38.

Common Shares

Voting. Holders of common shares are entitled to one vote per share on all matters to be voted on by holders of common shares. Unless otherwise required by the Bank Act, any matter to be voted on by holders of common shares shall be decided by a majority of the votes cast on the matter.

Liquidation Rights. Upon the liquidation, dissolution or winding up of the Bank, whether voluntary or involuntary, the holders of common shares are entitled to receive the remaining property of the Bank available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred shares.

Preemptive, Subscription, Redemption and Conversion Rights. Holders of common shares, as such, have no preemptive, subscription, redemption or conversion rights.

Dividends. The holders of common shares are entitled to receive dividends as and when declared by the board of directors of the Bank, subject to the preference of the holders of the preferred shares of the Bank. The Bank’s dividends have historically been declared on a quarterly basis in Canadian dollars. As a matter of practice, the Bank pays dividends to U.S. holders of common shares, if and when a dividend is declared, in U.S. dollars, in an amount fixed at the date of record for the payment of the dividend. The declaration and payment of dividends and the amount of the dividends is subject to the discretion of the board of directors, and will be dependent upon the results of operations, financial condition, cash requirements and future regulatory restrictions on the payment of dividends by, the Bank and other factors deemed relevant by the board of directors.

Certain Matters Relating to the Bank’s Board of Directors

Under the Bank Act, the Bank’s board of directors must have at least seven members and the Bank’s board of directors may establish by by-law a minimum and maximum number of directors. The Bank Act also requires that no more than two-thirds of the directors may be affiliated with the Bank, as specified by the Bank Act, and no more than 15% of the directors may be employees of the Bank or a subsidiary of the Bank, except that up to four of these employees may be directors if they constitute not more than 50% of the directors. Subject to the following residency requirements, a majority of directors shall constitute a quorum at any meeting of the board of directors. Under the Bank Act, a majority of the directors of the Bank must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians. The Bank Act also requires the directors of a bank to appoint from their members a chief executive officer who must ordinarily be resident in Canada. Under the Bank’s by-laws, the minimum number of directors is seven and the maximum number of directors is 40. The Bank’s by-laws provide that the number of directors to be elected at any annual meeting of shareholders of the Bank will be fixed by the board of directors before the meeting. Directors are elected to terms of one year, on an annual basis. The Bank currently has 12 directors.

Under the Bank Act, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the votes cast at a special meeting of shareholders. A vacancy created by such removal may be filled at the meeting or by a quorum of the directors. Bank policies stipulate that directors who joined the board prior to January 1, 2010 may serve until the earlier of when they turn 70 or they have served 20 years. Directors who joined the Board on or after January 1, 2010 may serve until the earlier of when they turn 70 or they have served 15 years. However, provided that they are elected, all directors will be allowed to serve for at least ten years, regardless of their age. In addition, the Chairman may serve a full five year term as Chairman, regardless of his or her age or how long he or she has been on the Board, and his or her term may be renewed for up to three more years. In exceptional circumstances, to further the best interests of the Bank, the board of directors may, on an annual basis, decide in individual cases to waive the term and/or age limits stated above for directors.

Conflicts of Interest

The Bank Act contains detailed provisions with regard to a director’s power to vote on a material proposal, arrangement or contract in which the director is interested. These provisions include procedures for: disclosure of the conflict of interest and the timing for such disclosure; the presence of directors at board meetings where the proposal, arrangement or contract giving rise to the conflict of interest is being considered, and voting with respect to the proposal, arrangement or contract giving rise to the conflict of interest; and other provisions for dealing with such conflicts of interest. The Bank Act also contains detailed provisions regarding transactions with persons who are related parties of the Bank, including directors of the Bank. See —“Borrowing Powers” below.

Compensation

The by-laws of the Bank have provisions with regard to remuneration of directors. The board of directors may, from time to time, by resolution determine their remuneration that may be paid, but such remuneration may not exceed in each year an aggregate cap set out in the by-laws, and individually may be in such amounts as the board may determine by resolution. The directors may also be paid their reasonable out-of-pocket expenses incurred in attending meetings of the board, shareholders or committees of the board or otherwise in the performance of their duties.

Directors are required to hold at least eight times the cash retainer portion of their annual retainer fee in either common shares or deferred share units (“Deferred Share Units”) under the Bank’s Deferred Share Unit Plan for Non-employee Directors and until this level is obtained, directors must take 100% of their annual retainer in the form of either common shares (which are purchased on the open market) or Deferred Share Units. Once this threshold has been reached, directors receive a minimum of $140,000 of their $215,000 annual retainer fee in common shares (which are purchased on the open market) or in Deferred Share Units, but also have the option to receive up to 100% of their annual retainer in this manner. A Deferred Share Unit is an amount owed by the Bank to directors having the same value as one common share, but is not paid out (in cash or in common shares purchased on the open market) until such time as the director leaves the board, thereby providing an ongoing equity stake in the Bank throughout the director’s period of board service. Only non-employee directors can receive Deferred Share Units.

Borrowing Powers

The directors of the Bank may, without authorization of the shareholders, authorize the Bank to borrow money. The Bank Act, however, prohibits the Bank from entering into transactions with persons who are deemed to be related parties of the Bank, subject to certain exceptions. Related party transactions may include loans made on the credit of the Bank. In addition, the by-laws of the Bank may be amended, as described in “—Amendments to the By-laws of the Bank”, to vary the borrowing authority of directors in this regard.

Additional Regulatory Capital Restrictions

“Bail-in” Regime

In June 2016, legislation required to implement a bail-in regime for domestic systemically important banks such as the Bank was passed by the Canadian government to enhance Canada’s bank resolution capabilities in line with similar international efforts. The government will be proposing regulations that will outline the detailed approach. OSFI will also issue guidelines that set the minimum Higher Loss Absorbency (HLA) level banks will need to maintain. The Canadian government and OSFI are expected to consult on regulations and the minimum HLA level with implementation of the new regime expected at a later date. The change could increase funding costs depending on the final rules. We expect a suitable transition period to issue sufficient qualifying bail-in debt to comply with bail-in HLA requirements.

Meetings of the Shareholders

Quorum

The Bank Act permits a bank to establish by by-law the quorum requirement for meetings of shareholders. The Bank’s by-laws provide that a quorum at any meeting of shareholders will be any two or more shareholders entitled to vote at the meeting present in person or represented by proxy and representing either in person or by proxy at least 25% of the issued and outstanding shares of the Bank entitled to vote.

Annual Meetings; Shareholder Proposals

The Bank is required to hold an annual meeting of shareholders not later than six months after the end of each financial year on such day and at such time as its directors shall determine.

Proposals by shareholders of a bank may be made by certain registered or beneficial holders of shares that are entitled to vote at an annual meeting of shareholders. To be eligible to submit any shareholder proposal, a shareholder must satisfy certain eligibility criteria set forth in the Bank Act. Under the Bank Act, shareholder proposals may only be submitted at annual meetings of shareholders. A shareholder eligible to submit a proposal and entitled to vote at an annual meeting of shareholders may submit to the Bank notice of any matter that the shareholder proposes to raise at the meeting provided that, among other things, the proposal is submitted to the Bank at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in respect of the Bank’s previous annual meeting of shareholders.

If the Bank solicits proxies for such annual meeting, it is required to set out in the management proxy a proposal submitted by a shareholder for consideration at such meeting. If so requested by a shareholder who submits a proposal to the Bank, the Bank is required to include in the management proxy circular, or attach thereto, a statement by the shareholder in support of the proposal and the name and address of the shareholder. The proposal and the statement together are not to exceed the prescribed maximum number of words. Under the Bank Act, a proposal may include nominations for the election of directors if it is signed by one or more shareholders of shares representing in the aggregate not less than 5% of the issued and outstanding shares of the Bank or 5% of the issued and outstanding shares of a class of shares of the Bank entitled to vote at the meeting at which the proposal is to be presented.

The Bank is not required to comply with the obligations to include the proposal, or a statement of the shareholder submitting a proposal, in its management proxy circular, if

•	the proposal is not submitted to the Bank at least the prescribed number of days before the anniversary date of the notice of meeting that was sent to shareholders in respect of the previous annual meeting of shareholders;

•	it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the Bank or its directors, officers or security holders;

•	it clearly appears that the proposal does not relate in a significant way to the business or affairs of the Bank;

•	the person submitting the proposal failed within the prescribed period before the Bank receives their proposal to present, in person or by proxy, at a meeting of shareholders a proposal that at their request had been set out in or attached to a management proxy circular;

•	substantially the same proposal was set out in or attached to a management proxy circular or dissident’s proxy circular relating to, and presented to shareholders at, a meeting of shareholders of the Bank held within the prescribed period before the receipt of the proposal and did not receive the prescribed minimum amount of support at the meeting; or

•	the rights to submit a proposal as described above are being abused to secure publicity.

If the Bank refuses to include a proposal in a management proxy circular, it is obligated to notify the shareholder in writing of such refusal and its reasons for such refusal. The shareholder may apply to a court if such shareholder claims it has been aggrieved by such refusal, and the court may restrain the holding of the meeting at which the proposal is sought to be presented and may make such further order it thinks fit. In addition, if the Bank claims to be aggrieved by the proposal, it may apply to a court for an order permitting the Bank to omit the proposal from the management proxy circular.

Special Meetings

Under the Bank Act, special meetings of shareholders may be called at any time by the board of directors. In addition, subject to certain provisions of the Bank Act, the holders of not less than 5% of the issued and outstanding shares of the Bank that carry the right to vote at a meeting may request that the directors call a meeting of shareholders for the purpose stated in the request and may call the special meeting if the directors do not do so within 21 days after receiving the request.

Amendments to the By-laws of the Bank May Affect the Rights, Privileges, Restrictions and Conditions of Common Shares

Under the Bank Act, the rights of holders of the Bank’s shares can be changed by the board of directors of the Bank by making, amending or repealing the by-laws of the Bank. The board of directors of the Bank must submit a by-law, or an amendment to or a repeal of a by-law, to the shareholders of the Bank, in accordance with the procedures of the Bank Act and the by-laws of the Bank, and the shareholders must approve the by-law, amendment to or repeal of the by-law by special resolution to be effective. Under the Bank Act, a special resolution is a resolution passed by a majority of not less than two thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. In some circumstances, the Bank Act mandates that holders of shares of a class or a series are entitled to vote separately as a class or series on a proposal to amend the by-laws of the Bank.

Bank Act and Government Restrictions and Approvals

Under the Bank Act, the Bank cannot redeem or purchase any of its shares, including its common shares, unless the consent of the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”) has been obtained. In addition, the Bank Act prohibits a payment to purchase or redeem any shares or the declaration and payment of a dividend if there are reasonable grounds for believing that the Bank is, or the payment would cause the Bank to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act or any capital or liquidity directions of OSFI. The Bank is prohibited from declaring dividends on its preferred or common shares when it would be, as a result of paying such a dividend, in contravention of the capital adequacy, liquidity or other regulatory directives issued under the Bank Act. In addition, common share dividends cannot be paid unless all dividends declared and payable on the Bank’s preferred shares have been paid or sufficient funds have been set aside to do so. The declaration, amount and payment of future dividends is subject to the discretion of the board of directors, and will be dependent upon the Bank’s results of operations, financial condition, cash requirements and future regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors.

The government of Canada placed a moratorium on mergers among Canada’s largest financial institutions in 2003, including the Bank and its peers, pending a further review of Canada’s bank merger policy. It is unlikely that the Minister of Finance would grant an approval for a merger between any large Canadian financial institutions at this time.

The restrictions contained in the Bank Act and the Canadian government’s policies may deter, delay or prevent a future amalgamation involving the Bank and will prevent the acquisition of control of the Bank, including transactions that could be perceived as advantageous to the Bank’s shareholders.

Additional Restrictions on Declaration of Dividends

In addition to the restrictions on dividends described above, the Bank has agreed that if BMO Capital Trust II, an unconsolidated structured entity, (the “Trust”) fails to pay any required distribution on its capital trust securities, the Bank will not declare dividends of any kind on any of its preferred or common shares for a period of time following the Trust’s failure to pay the required distribution unless the Trust first pays such distribution to the holders of its capital trust securities. For further information regarding the Capitalization of the Bank, see “Consolidated Capitalization of the Bank”.

Restraints on Bank Shares Under the Bank Act

The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a Canadian chartered bank. For example, no person may be a “major shareholder” of a bank if the bank has equity of $12 billion or more (which would include the Bank). A person is a major shareholder of a bank where: (i) the aggregate number of shares of any class of voting shares owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares; or (ii) the aggregate number of shares of any class of non-voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares. The Minister of Finance (Canada) may only approve the acquisition of up to 30% of the shares of any class of non-voting shares and up to 20% of the shares of a class of voting shares of the Bank, provided, in each case, that the person acquiring those shares does not have direct or indirect influence over the Bank that, if exercised, would result in that person having control in fact of the Bank. No person may have a “significant interest” in any class of shares of a bank, including the Bank, unless the person first receives the approval of the Minister of Finance. In addition, the Bank is not permitted to record any transfer or issue of any shares of the Bank if the transfer or issue would cause the person to have a significant interest in a class of shares, unless the prior approval of the Minister of Finance is obtained. No person who has a significant interest in the Bank may exercise any voting rights attached to the shares held by that person, unless the prior approval of the Minister of Finance for the acquisition of the significant interest is obtained. For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares. Holders of securities of the Bank may be required to furnish declarations relating to ownership in a form prescribed by the Bank.

Furthermore, the Bank Act prohibits banks, including the Bank, from recording a transfer or issuing shares of any class to the Government of Canada, or of any province thereof, to any foreign government or the government of any state, province or other political subdivision of a foreign country or to any agent or agency of any of the foregoing, except in certain circumstances that requires the consent of the Minister of Finance.

Anti-Takeover Provisions and Ownership Provisions

Rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, contain requirements in connection with “related party transactions”. A related party transaction means, among other things, any transaction in which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

“Related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

If a transaction is determined to be a related party transaction, Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with the related party transaction, including disclosure related to the valuation.

Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

In addition, under the Bank Act, a sale of all or substantially all of the Bank’s assets to another financial institution or an amalgamation must also be approved by the shareholders by special resolution passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. The holders of each class or series of shares which is affected differently by the sale from the shares of any other class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve any such sale or amalgamation involving the Bank.

These restrictions, in addition to those imposed by the Bank Act relating to the purchase or other acquisition, issue, transfer and voting of shares of the Bank’s common shares may deter, delay or prevent a future amalgamation involving the Bank and will prevent the acquisition of control of the Bank, including transactions that could be perceived as advantageous to the Bank’s shareholders.

Rights of Inspection

Any person is entitled to a basic list of the Bank’s shareholders and may request the Bank to furnish such list within 10 days after receipt by the Bank of an affidavit, swearing that the list will not be used except in accordance with a permitted purpose, and payment of a reasonable fee. Further, shareholders and creditors of the Bank and their personal representatives may examine certain limited records of the Bank during its usual business hours and may take extracts therefrom, free of charge, or have copies made thereof on payment of a reasonable fee.

Transfer Agent and Registrar

The registrar and transfer agent for the Bank’s common shares is Computershare Trust Company of Canada with transfer facilities in the cities of Montreal, Toronto, Calgary and Vancouver. In addition, Computershare Investor Services PLC and Computershare Trust Company, N.A. serve as transfer agents and registrars for common shares in Bristol, United Kingdom and Canton, Maine, respectively.

CONSOLIDATED CAPITALIZATION OF THE BANK

The following table sets forth the consolidated capitalization of the Bank at October 31, 2016:

As at October 31, 2016
(In millions of Canadian dollars)
Subordinated Debt	$4,439
Shareholders’ Equity
Preferred Shares(1)	3,840
Common Shares	12,539
Contributed Surplus	294
Retained Earnings	21,205
Accumulated Other Comprehensive Income	4,426

Total Shareholders’ Equity	$42,304

Non-Controlling Interest in Subsidiaries	24
Total Equity	$42,328

Total Capitalization	$46,767

(1)	Preferred Shares classified under Shareholders’ Equity consist of Class B Preferred Shares Series 14, 15, 16, 17, 25, 26, 27, 29, 31, 33, 35, 36 and 38. For more information on the classification of Preferred Shares, please refer to Note 16 of the audited consolidated financial statements of the Bank for the year ended October 31, 2016 incorporated by reference in this prospectus.

COMPARATIVE PER SHARE MARKET PRICE

The Bank’s common shares are listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the trading symbol “BMO”.

The table below sets forth, for the periods indicated, the per share high and low closing sales prices for the Bank’s common shares as reported on the NYSE and the TSX. TSX closing prices of the Bank’s common shares are presented in Canadian dollars, and the NYSE closing prices of the Bank’s common shares are presented in U.S. dollars.

	BMO shares TSX (in C$)		BMO shares NYSE (in US$)
	High	Low	High	Low
Annual information for the past fiscal years
2012	61.08	53.48	60.84	51.41
2013	73.90	57.08	70.66	56.54
2014	85.42	67.40	78.03	60.80
	83.88	66.18	74.37	50.02
Quarterly information for the past two fiscal years and subsequent quarters:
2015, quarter ended
January 31	83.88	72.93	74.37	51.41
April 30	80.60	74.18	66.99	59.08
July 31	79.04	72.00	65.34	55.28
October 31	78.50	66.18	59.48	50.02
2016, quarter ended
January 31	79.70	70.17	59.68	48.40
April 30	82.47	69.56	65.16	49.98
July 31	85.37	80.26	65.90	61.35
October 31	87.24	82.10	67.45	62.95
Monthly information for the most recent quarter
November 2016	89.14	83.83	67.01	62.52
December 2016 (through December 2)	89.00	88.66	67.01	66.57

Fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will affect any comparisons of the Bank’s common shares traded on the TSX and the Bank’s common shares traded on the NYSE.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST THE BANK, OUR MANAGEMENT AND OTHERS

The Bank is incorporated under the federal laws of Canada pursuant to the Bank Act. Substantially all of our directors and executive officers, including many of the persons who signed the Registration Statement on Form F-3, of which this prospectus forms a part, and some or all of the experts named in this document, reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons, or to realize upon judgments rendered against the Bank or such persons by the courts of the United States predicated upon, among other things, the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

We have been advised by our Canadian counsel, Osler, Hoskin & Harcourt LLP, that a judgment of a United States court predicated solely upon civil liability under such laws and that would not be contrary to public policy would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an original action could be brought successfully in Canada predicated solely upon such civil liabilities.

ADDITIONAL UNITED STATES TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS

In addition to those considerations set forth under the heading “Taxes-Certain United States Tax Considerations for United States Residents” in the Plan attached hereto as Annex A, U.S. residents should consider the following consequences of the ownership of the Bank’s common shares and participation in the Plan as of the date hereof. The U.S. Internal Revenue Service has determined that the U.S.-Canadian treaty is sufficient to allow Canadian resident corporations to pay dividends that may be treated as “qualified dividend income” subject to preferred tax rates. Qualified dividend income received by an individual is generally taxed at the same rates that apply to net capital gain, provided certain holding period requirements are satisfied. If you are an individual, the maximum marginal federal tax rate for qualified dividend income is generally 20% (0% for certain taxpayers in the 10% or 15% tax brackets). Dividends that do not meet the requirements for qualified dividend income will generally be taxed at ordinary income rates. The Bank has consistently paid dividends that may be treated as qualified dividend income in the U.S. U.S. holder participants should consult with their individual tax advisers as to whether the dividends recognized from common shares of the Bank are qualified dividend income with respect to their particular tax circumstances.

Proposals are currently being considered that may change the way dividends are taxed in the United States. However, which proposals will be adopted, if any, is uncertain at this time.

VALIDITY OF THE BANK’S COMMON SHARES

The validity of the common shares of the Bank offered hereby has been passed upon by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada, Canadian counsel for the Bank.

EXPERTS

The consolidated financial statements of the Bank as of October 31, 2016 and 2015 and for each of the years in the three-year period ended October 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2016, have been incorporated by reference herein from the Bank’s Annual Report on Form 40-F for the year ended October 31, 2016, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

The Bank indemnifies each member of its Board of Directors to the fullest extent allowed under the Bank Act, if such member (a) acted honestly and in good faith with a view to the best interests of the Bank and (b) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds for believing that the impugned conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of United States federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the United States.

Annex A

BANK OF MONTREAL

SHAREHOLDER DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

This Offering Circular covers common shares of Bank of Montreal (the “Bank”) which may be purchased on the open market through the facilities of a stock exchange or issued by the Bank from treasury under the Bank of Montreal Shareholder Dividend Reinvestment and Share Purchase Plan (the “Plan”). The offering of the common shares pursuant to the Plan to U.S. residents will be made only by means of a prospectus.

The Plan provides a means for registered holders (and non-registered holders through their registered intermediaries) of common shares of the Bank or shares of any series of either class A or class B preferred shares of the Bank, which have been determined to be eligible to participate in the Plan by the Board of Directors of the Bank (collectively the “eligible shares”), to invest in common shares without the payment of any administrative costs of the Plan, including any brokerage fees, other transaction costs or expenses of the Agent, subject to restrictions contained in the Bank Act (Canada) as noted in the Plan under “Eligibility and Enrollment”.

Registered holders who participate in the Plan are referred to herein as “participants” (and each a “participant”). Participants in the Plan may elect to:

(a)	Dividend Reinvestment Option – reinvest the cash dividends paid on eligible shares held by a participant in common shares at the Average Market Price (as defined below). There may be a discount of up to 5% from the Average Market Price for common shares issued from treasury in connection with the reinvestment of cash dividends on eligible shares. The discount will not apply to common shares purchased under the optional cash payment feature of the Plan; and/or

(b)	Optional Cash Payments – invest in common shares at the Average Market Price by making optional cash payments at any time in any amount up to an aggregate of $40,000 (Canadian or U.S.) in each twelve month period ending October 31, whether or not dividends on eligible shares are being invested.

The price (the “Average Market Price”) at which common shares will be acquired during an Investment Period (as defined in the Plan) by Computershare Trust Company of Canada (the “Agent”) on behalf of participants with cash dividends on eligible shares and optional cash payments will be,

(a)	when common shares are to be purchased directly from the Bank, the average of the closing prices for a board lot of the common shares of the Bank on the Toronto Stock Exchange on the five trading days on which at least a board lot of the Bank’s common shares was traded immediately preceding an Investment Period; and

(b)	when common shares are to be purchased on the open market through the facilities of a stock exchange, the average of the actual cost (excluding brokerage fees and other transaction costs) incurred by the Agent to purchase such shares in such Investment Period.

The common shares of the Bank are listed on the Toronto Stock Exchange and the New York Stock Exchange.

The reinvestment of dividends does not relieve participants of any liability for taxes on those dividends. Shareholders should consult their tax advisers about the tax consequences arising from their participation in the Plan.

Questions and Answers	A-1

The Bank	A-7

The Plan	A-7
Purpose	A-7
Non-Registered Shareholders	A-7
Advantages	A-8
Administration	A-8
Eligibility and Enrollment	A-9
Purchase of Common Shares	A-10
Authorization	A-10
Conversion of U.S. Dollar Optional Cash Payments	A-10
Application of Funds	A-10
Investment Period	A-10
Further Provisions with respect to Optional Cash Payments	A-11
PAD Service	A-12
One-Time PADs	A-12
Recurring PADs	A-12
Dividends on Common Shares Held by Agent for Participants	A-13
Interest	A-13
Source of Common Shares Purchased	A-13
Price of Common Shares Purchased	A-13
Allocation to Participants of Common Shares Purchased	A-13
Costs	A-14
Reports to Participants	A-14
Certificates for Common Shares	A-14
Pledging of Shares	A-15
Termination of Participation	A-15
Rights Offering	A-16
Stock Dividends and Stock Splits	A-16
Shareholder Voting	A-17
Liability of the Bank and the Agent	A-17
Amendment, Suspension or Termination of the Plan	A-17
Rules	A-18
Notices	A-18
Effective Date of this Plan	A-18

Taxes	A-18
Certain Canadian Federal Income Tax Considerations	A-18
Canadian Residents	A-19
Non-Residents of Canada	A-19
Certain United States Tax Considerations for United States Residents	A-20

Use of Proceeds	A-22

QUESTIONS AND ANSWERS

1.	What is the Shareholder Dividend Reinvestment and Share Purchase Plan?

The Bank of Montreal Shareholder Dividend Reinvestment and Share Purchase Plan (the “Plan”) provides a means for registered holders of eligible shares of the Bank to acquire common shares by the reinvestment of their cash dividends on eligible shares and the investment of optional cash payments.

Non-registered shareholders who wish to participate in the Plan should contact the bank, trust company, investment dealer or other intermediary through which they hold their eligible shares to determine if and how they can participate.

2.	What are the advantages of the Plan?

Common shares may be purchased quarterly with reinvested cash dividends on eligible shares. Common shares may also be purchased monthly with optional cash payments up to a limit of $40,000 (Canadian or U.S.) in each twelve month period ending October 31. Full investment of funds is possible because the Plan permits fractions of common shares, as well as whole common shares, to be purchased and held for participants. In addition, dividends on such fractions of shares, as well as on whole shares, will be reinvested in common shares. Non-registered shareholders should contact their intermediaries to confirm their practices in this regard.

The price of common shares purchased with reinvested cash dividends on eligible shares and with optional cash payments will be the Average Market Price. There also may be a discount of up to 5% from the Average Market Price for common shares issued from treasury in connection with the reinvestment of cash dividends on eligible shares. The discount does not apply to common shares purchased on the open market in connection with the reinvestment of cash dividends on eligible shares. The discount also does not apply to the Average Market Price established for the purchase of shares under the “Optional Cash Payment” feature of the Plan.

Under the Plan, the Bank determines whether common shares will be purchased on the open market or issued from treasury, and any applicable discount from the Average Market Price of the common shares. The Bank will announce by way of press release and/or in dividend announcements any applicable discount for the dividend reinvestment.

Regular statements of account are provided for participants’ record keeping. Non-registered shareholders may receive statements of account from their intermediaries in accordance with the intermediaries’ administrative practices.

A participant may terminate participation at any time without penalty by giving written notice to the Agent or by requesting termination online at www.investorcentre.com/bmo.

There are no brokerage fees, other transaction costs or expenses of the Agent payable by participants in connection with common shares acquired under the Plan and all administrative costs of the Plan are borne by the Bank. Non-registered shareholders should confirm if their intermediaries will charge any fees for participation in the Plan.

3.	Who is eligible to participate?

Subject to the restrictions contained in the Bank Act (Canada) and referred to in the Plan under “Eligibility and Enrollment”, any registered holder of eligible shares of the Bank may participate in the Plan. A person who is a non-registered holder of eligible shares (e.g. whose shares are held by, and registered in the name of, a bank, trust company, investment dealer or other intermediary) who wishes to participate in the Plan should contact the intermediary through which they hold their eligible shares to determine if and how they can participate.

4.	How does an eligible shareholder become a participant in the Plan?

Registered shareholders may enroll online through the Agent’s self-service web portal at www.investorcentre.com/bmo or by duly completing the Reinvestment Enrollment – Participant Declaration Form and returning it to the Agent, Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1. A Reinvestment Enrollment – Participant Declaration Form may be obtained at any time by calling 1-800-340-5021 or at www.investorcentre.com/bmo or by sending a written request addressed to the Agent. Please do not send share certificates or dividend cheques to the Agent. The completed form must be received by the Agent no later than two business days after a dividend record date in order for participation in the Plan to be applicable for the respective record date. Dividend record dates are disclosed either on the Bank’s Investor Relations website or in the Bank’s dividend press releases.

Non-registered shareholders should contact the intermediaries through which they hold their eligible shares to participate in the Plan. If an intermediary is unwilling or unable to enroll the non-registered shareholder’s eligible shares in the Plan, the non-registered shareholder may become a registered shareholder by instructing the intermediary to send them share certificates representing their eligible shares and enroll in the Plan by following the enrollment procedure for registered shareholders. There may be a fee charged by some intermediaries for non-registered shareholders to become registered holders of eligible shares, which fee will not be paid for by the Bank or the Agent.

Once enrolled, participation in the Plan continues until terminated or until the Plan itself is terminated by the Bank. No further action is required unless the participant wants to change the terms of current participation in the Plan.

5.	How are optional cash payments made?

The opportunity to make optional cash payments is available to all eligible registered shareholders. Optional cash payments may be made at any time, but may not exceed a total of $40,000 (Canadian or U.S.) in each twelve-month period ending October 31.

Registered shareholders may make a cash payment when enrolling in the Plan by enclosing a cheque payable to the Agent with the completed Optional Cash Purchase (OCP) – Participant Declaration Form. Thereafter, cash payments may be made by using the Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase (OCP) Voucher that will be sent to participants with their respective statement. Additional Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase (OCP) Vouchers may be obtained at any time by calling 1-800-340-5021 or by sending a written request addressed to the Agent. Alternatively, participants may enroll for the pre-authorized debit (PAD) service by using the Agent’s self-service portal at www.investorcentre.com/bmo. Non- registered shareholders should contact their intermediaries to determine the procedures for making optional cash payments. The same amount of money need not be sent each month and there is no continuing obligation to make cash payments.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder (the “Anti-Money Laundering Act”) require that the Agent collect and record specific information and take other compliance measures on new or existing participants who elect to make an optional cash payment under the Plan. In order to participate in the optional cash payment feature of the Plan, participants must have met the requisite requirements under the Anti-Money Laundering Act, which are contained in each of the Reinvestment Enrollment – Participant Declaration Form and the Optional Cash Purchase (OCP) – Participant Declaration Form.

Pre-Authorized Debit (PAD)

To be eligible to participate in the pre-authorized debit (PAD) service, a registered shareholder must already be enrolled in the Plan, must use a bank account with a Canadian financial institution, and such account must be coded compliant with relevant Anti- Money Laundering Act requirements. Participants have the option of a one-time or recurring PAD. Both options can be initiated online through the Agent’s self-service web portal at www.investorcentre.com/bmo. In the case of the recurring PAD service only, participants may mail a PAD request to the Agent. The Plan describes each option in more detail.

To modify or cancel a recurring PAD service, participants must notify the Agent in writing or online through the Agent’s self- service web portal at www.investorcentre.com/bmo. Only cancellation requests can be taken over the phone by calling the Agent. Please allow ten business days from the date the Agent receives the instructions for the modification or cancellation to take effect.

Non-registered shareholders should contact their intermediaries to determine the procedures for making optional cash payments.

6.	Is it necessary to reinvest cash dividends on eligible shares in order to make optional cash payments?

No. A registered shareholder may participate in the Plan by making optional cash payments without reinvesting cash dividends on eligible shares. However, dividends on common shares purchased with optional cash payments will be reinvested in accordance with the provisions of the Plan.

7.	Where will the common shares purchased under the Plan be acquired?

The common shares purchased by the Agent will be either existing shares purchased on the open market through the facilities of a stock exchange or shares issued directly by the Bank from treasury. Under the Plan, the Board of Directors of the Bank determines which of these two sources the Agent will use.

8.	How will common shares be purchased for participants?

The Bank will, after deducting any applicable withholding taxes on dividends payable to registered shareholders who are not residents of Canada, pay over to the Agent all cash dividends payable on eligible shares of the Bank held of record by participants and all cash dividends on common shares held of record by the Agent for participants under the Plan. During the Investment Period for each month the Agent will apply such funds together with all optional cash payments received to the purchase of common shares of the Bank which the Agent will hold for participants in its name or the name of its nominee.

Optional cash payments will be applied by the Agent for investment in common shares of the Bank during the first Investment Period following receipt of such payments, provided that such payments, whether made by cheque or PAD, are received by the Agent no later than the 10th calendar day of the month for that month’s Investment Period (and if such day is not a business day, then the next following business day). Optional cash payments which are received too late will be invested in the following month’s Investment Period except, in the case of cheque and one-time PAD payments, when the Agent considers that it would be obliged to hold such cash payments for longer than 35 calendar days, in which case the Agent will return such payments to the participant. Non-registered shareholders should contact their intermediaries to determine the procedures for making optional cash payments.

No interest will be paid on any funds held by the Agent for investment.

All common shares of the Bank purchased for participants by the Agent on or before the record date for any common share dividend will be entitled to receive that dividend. Common shares purchased after any such particular record date will not be entitled to receive that dividend.

9.	What will be the price of common shares purchased under the Plan?

The price of the common shares purchased with reinvested cash dividends on eligible shares will be the Average Market Price (as defined in the Plan). There may also be a discount of up to 5% from the Average Market Price if the Bank issues the common shares from treasury.

The price of the common shares purchased from treasury or on the open market with optional cash payments will be the Average Market Price of the common shares and no discount from such purchase price shall be applied.

10.	Will certificates be issued for common shares purchased?

Normally, certificates for common shares purchased under the Plan will not be issued to participants. The number of common shares held for an account under the Plan will be shown on the participant’s statement of account. This convenience protects against loss, theft or destruction of stock certificates. Non-registered shareholders should contact their intermediaries regarding the statements they send to their clients. Dividends paid on common shares held for participants will be reinvested under the Plan unless the shares are withdrawn from the Plan prior to the record date for such dividends.

A participant may remain a participant and request a certificate or a statement of holdings in book entry form (a “Direct Registration Advice”) or a sale for any number of whole common shares held by the Agent for their account by duly completing the withdrawal portion of the voucher located on the reverse of the statement of account and sending it to the Agent. Alternatively, a participant may follow the instructions for withdrawal on the Agent’s web portal at www.investorcentre.com/bmo. Certificates or a Direct Registration Advice, or a cheque for the sale proceeds, will normally be forwarded within seven days of receipt by the Agent of the request. Accounts under the Plan are maintained by the Agent in the name in which the eligible shares are registered at the time of enrolling in the Plan and withdrawals from the Plan will be similarly registered when issued. Non-registered shareholders should consult their intermediaries to arrange for the withdrawal of their common shares from the Plan.

11.	How is participation in the Plan terminated?

A participant may terminate participation in the Plan at any time by duly completing the termination portion of the voucher on the reverse of the statement of account and sending it to the Agent. Alternatively, a participant may follow the instructions to terminate at the Agent’s web portal at www.investorcentre.com/bmo. Non-registered shareholders should consult their intermediaries to arrange for the termination of their participation in the Plan.

Also, the Bank reserves the right to terminate the participation of a participant in the Plan: (i) at any time, if less than one whole common share is held for such participant under the Plan; and (ii) upon prior written notice, if less than ten whole common shares are held for such participant under the Plan and if such participant has not made any optional cash payments for six consecutive quarterly dividend periods. Any such participant may re-enroll in the Plan at any time.

12.	What happens when participation in the Plan is terminated?

When a registered shareholder’s participation in the Plan is terminated or upon termination of the Plan by the Bank, a certificate, or a Direct Registration Advice, for whole common shares held for such participant under the Plan will be issued and a cash payment will be made for any fraction of a common share and any uninvested optional cash payments. When terminating participation in the Plan, a participant may, if desired, request that all of the common shares held for the participant’s account in the Plan be sold. If sale of all common shares is specified in the notice of termination, such sale will be made by the Agent at prevailing market prices as soon as practicable following receipt by the Agent of such notice. The proceeds of such sale, less brokerage fees, other transaction costs and transfer taxes, if any, will be paid to the terminating participant by the Agent. Non-registered shareholders should consult their intermediaries regarding the treatment of their accounts on termination of participation or termination of the Plan by the Bank.

13.	When participation in the Plan is terminated, how much time is required to forward share certificates and cheques?

Normally, certificates, or a Direct Registration Advice, and cheques will be forwarded to terminating participants within seven days of receipt by the Agent of the request. However, if the notice of termination is not received by the Agent at least three business days prior to a dividend record date, settlement of the participant’s account will not be made until after reinvestment of the next quarterly dividend; certificates, or a Direct Registration Advice, and cheques will normally be forwarded within seven days of the Investment Period of the month in which the dividend payment occurs. Non-registered shareholders should consult their intermediaries regarding the treatment of their account on termination of participation or termination of the Plan by the Bank.

14.	May the Plan be changed or terminated?

The Plan may be amended, suspended or terminated by the Bank at any time. All participants will be sent written notice of any such amendment, suspension or termination.

15.	What kind of statements will be sent to participants in the Plan?

A statement will be mailed to each participant approximately three weeks after each transaction in the participant’s account. The statements are a participant’s continuing record of transactions (including purchases made) and should be retained for tax purposes. In addition, each participant will receive tax information annually for reporting dividends paid on Plan shares. Non-registered shareholders should contact their intermediaries regarding the statements they send to their clients.

16.	What are the tax consequences of participation in the Plan?

It should be understood that just because dividends are invested, participants are not relieved of any liability for taxes that may be payable on such amounts.

An explanation of certain tax implications of the Plan may be found in this Offering Circular under “Taxes”. Shareholders should also consult their tax advisers about the tax consequences that will result from their participation in the Plan.

All communications with the Agent and any further questions regarding the Plan should be addressed to:

Computershare Trust Company of Canada 8th Floor 100 University Ave. Toronto Ontario M5J 2Y1
Telephone:	Canada and the United States 1-800-340-5021 (toll free) All other countries 514-982-7800
website:	www.investorcentre.com/bmo

THE BANK

Bank of Montreal (the “Bank”), a chartered bank subject to the provisions of the Bank Act (Canada) (the “Bank Act”), was founded in 1817 and is Canada’s oldest chartered bank. The head office is at 129 rue Saint-Jacques, Montreal, Québec, H2Y 1L6, and the executive offices are located at 1 First Canadian Place, Toronto, Ontario, M5X 1A1.

THE PLAN

Purpose

The Bank of Montreal Shareholder Dividend Reinvestment and Share Purchase Plan (the “Plan”) provides a means for registered holders of record of common shares of the Bank or shares of any series of either class A or class B preferred shares of the Bank, which have been determined to be eligible to participate in the Plan by the Board of Directors of the Bank (collectively the “eligible shares”), who are not subject to the restrictions of the Bank Act referred to herein, to invest cash dividends on eligible shares and optional cash payments (up to an aggregate sum of $40,000 (Canadian or U.S.) in each twelve month period ending October 31) in common shares of the Bank. Such shares are purchased by Computershare Trust Company of Canada (the “Agent”) who acts on behalf of the participants under the Plan. The Agent purchases such shares, as determined from time to time by the Bank’s Board of Directors (or otherwise pursuant to authority delegated by the Board of Directors), either on the open market through the facilities of a stock exchange or directly from the Bank. Thus the Plan also provides a means by which the Bank may acquire additional equity capital.

Except as otherwise provided herein, all registered holders of eligible shares are eligible to participate in the Plan. Registered holders who participate in the Plan are referred to herein as “participants” (and each a “participant”).

Non-Registered Shareholders

A non-registered shareholder who wishes to participate in the Plan should contact the bank, trust company, investment dealer or other intermediary through which they hold their eligible shares to participate in the Plan. The administrative practices of the intermediary will determine the manner in which the non-registered shareholder participates in the Plan. Some intermediaries may require non-registered holders of eligible shares to become registered holders of such shares in order to participate in the Plan. There may be a fee charged by some intermediaries for non-registered shareholders to become registered holders of the eligible shares, which fee will not be paid for by the Bank or the Agent. Intermediaries may require different deadlines and time periods to be followed than those set out in the Plan for certain actions to be taken under the Plan. As a result, notwithstanding anything herein, non-registered shareholders should contact their intermediaries to understand their administrative practices.

Advantages

A participant may purchase common shares of the Bank quarterly with all the cash dividends paid on eligible shares of the Bank which are registered in the name of the participant. The price of common shares purchased in connection with reinvested cash dividends on eligible shares will be the Average Market Price (as hereinafter defined). There may also be a discount of up to 5% from the Average Market Price for common shares issued from treasury in connection with the reinvestment of cash dividends on eligible shares. The discount does not apply to common shares purchased on the open market in connection with the reinvestment of cash dividends on eligible shares.

A participant may, as provided herein, also purchase common shares monthly with optional cash payments up to an aggregate sum of $40,000 (Canadian or U.S.) in each twelve month period ending October 31. The price of common shares purchased from treasury or on the open market with optional cash payments will be the Average Market Price and no discount from such price shall be applied. Non-registered shareholders should contact their intermediaries to determine the procedures for making optional cash payments.

No administrative costs, including brokerage fees, other transaction costs or expenses of the Agent are payable by participants in connection with purchases of common shares made under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of common shares (calculated to six decimal places) as well as whole common shares to be held by the Agent for the participants’ accounts under the Plan. Also, dividends in respect of whole common shares and fractions of common shares purchased under the Plan will be held by the Agent for the participants’ accounts until invested under the Plan. All dividends paid by the Bank on the common shares held for a participant’s account under the Plan will be automatically invested in common shares. Purchases of common shares under the Plan will be made on a monthly basis by the Agent. Non-registered shareholders should confirm with their intermediaries whether they will charge any fees for participation in the Plan and their practices regarding fractional shares.

Administration

The Agent acts for the participants under the Plan pursuant to an agreement which may be terminated by the Bank or the Agent at any time. The Bank will promptly pay over to the Agent all cash dividends payable on eligible shares of the Bank held of record by participants and all cash dividends on common shares held of record by the Agent for participants under the

Plan (less, in each case, any applicable withholding taxes for registered shareholders who are not residents of Canada). The Agent will apply such funds together with all optional cash payments received to the purchase of common shares for the participants. Common shares purchased under the Plan and common shares issued by the Bank under the Plan will be registered in the name of the Agent, as Agent for participants in the Plan. Should Computershare Trust Company of Canada cease to act as Agent under the Plan, another agent will be designated by the Bank. Non-registered shareholders should contact their intermediaries to understand how they administer participation in the Plan.

The terms of this Plan are intended to comply with the requirements of the Income Tax Act (Canada) and the administrative policies and assessing practices of the Canada Revenue Agency, and shall be interpreted and administered in accordance with all such requirements notwithstanding any other provision of this Plan to the contrary.

Eligibility and Enrollment

Subject to certain Bank Act restrictions noted below, any registered holder of record of eligible shares of the Bank is eligible to enroll in the Plan online through the Agent’s self-service web portal at www.investorcentre.com/bmo or by duly completing a Reinvestment Enrollment – Participant Declaration Form and sending it to the Agent. When enrolling in the Plan, a completed Reinvestment Enrollment – Participant Declaration Form must be received by the Agent by mail or online no later than two business days after a record date for a dividend on eligible shares in order for that dividend to be invested under the Plan in accordance with such authorization. Dividend record dates are disclosed either on the Bank’s Investor Relations website or in the Bank’s dividend press releases. A Reinvestment Enrollment – Participant Declaration Form may be obtained at any time by calling 1-800-340-5021 or at www.investorcentre.com/bmo or by sending a written request addressed to the Agent. Once a participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the provisions of the Plan.

Non-registered shareholders should contact the bank, trust company, investment dealer or other intermediary through which they hold their eligible shares to participate in the Plan. Some intermediaries may require non-registered holders of eligible shares to become registered holders of such shares in order to participate in the Plan. There may be a fee charged by some intermediaries for non-registered shareholders to become registered holders of the eligible shares, which will not be paid for by the Bank or the Agent.

The Bank Act contains provisions which prohibit or constrain the issue or transfer of shares of any class of shares of the Bank to certain persons or groups of persons, depending upon their accumulated beneficial share ownership or resident status. The Bank Act further contains provisions which restrict the right of certain persons or groups of persons to exercise voting rights attached to any class of shares of the Bank. The Bank will notify any participant if it becomes aware that these Bank Act provisions might affect such participant.

In addition, the Bank may, in its sole discretion, determine from time to time that any shareholder or group of shareholders may not participate or continue to participate in the Plan.

Purchase of Common Shares

Authorization

The Reinvestment Enrollment – Participant Declaration Form directs the Bank to forward to the Agent all the participating shareholder’s cash dividends on eligible shares held of record by the participant and directs the Agent, as Agent for such participant, to invest such dividends together with all optional cash payments received by the Agent in common shares of the Bank for the participant. Optional cash payments may be made by participants at any time, except as otherwise provided herein, but may not exceed, in the aggregate, the sum of $40,000 (Canadian or U.S.) in each twelve month period ending October 31. Non-registered shareholders should contact their intermediaries to determine the procedures for making optional cash payments.

Conversion of U.S. Dollar Optional Cash Payments

On the business day at the start of each Investment Period (as hereinafter defined) the Agent will convert all U.S. dollar denominated optional cash payments on hand into Canadian dollars at the applicable exchange rate for that day.

Application of Funds

The Agent will apply funds received under the Plan to the purchase of common shares during the Investment Period in respect of each month. If for any reason dividends or optional cash payments held by the Agent for investment on behalf of a participant have not been applied to the purchase of common shares within 35 calendar days of receipt in the case of optional cash payments, or within 30 calendar days following the dividend payment date in the case of funds received as dividends, they will be returned, or paid over in the case of dividends, by the Agent to the participant.

Investment Period

The “Investment Period” in respect of any month,

(a)	when common shares are to be purchased directly from the Bank,

i.	in the case of a month during which there is a payment date for a cash dividend on the Bank’s common shares, will be the dividend payment date; and

ii.	in the case of any other month, will be the last business day of the month, and

(b)	when common shares are to be purchased on the open market through the facilities of a stock exchange,

i.

in the case of a month during which there is a payment date for a cash dividend on the Bank’s common shares, will commence on the fifth trade day prior to the dividend payment date, and will end on the trade date for transactions which settle on such dividend payment date (according to the practices of such stock exchanges as the Agent may utilize from time to time); and

ii.	in the case of any other month, will commence on the fifth trade day prior to the last business day of the month, and will end on the trade date for transactions which settle on the last business day of the month (according to the practices of such stock exchanges as the Agent may utilize from time to time).

Further Provisions with respect to Optional Cash Payments

In order to make optional cash payments under the Plan, participants must duly complete an Optional Cash Purchase (OCP) – Participant Declaration Form and send it to the Agent. Thereafter, participants may make optional cash payments by cheque, by using the Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase (OCP) Voucher sent to participants with their respective statements or by enrolling for the pre-authorized debit (PAD) service using the Agent’s self-service portal at www.investorcentre.com\bmo. Additional Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase (OCP) Vouchers may be obtained at any time by calling 1-800-340-5021, by sending a written request addressed to the Agent, or by accessing the Agent’s self-service portal at www.investorcentre.com\bmo.

Optional cash payments received from registered shareholders will be applied by the Agent to investment in common shares of the Bank during the first Investment Period following receipt of such payments, whether made by cheque or PAD, provided that such payments are received by the Agent no later than the 10th calendar day of the month for that month’s Investment Period (and if such day is not a business day, then the next following business day). The same amount of money need not be sent each month and there is no continuing obligation to make cash payments. Non-registered shareholders should contact their intermediaries to determine the procedures for making optional cash payments.

Optional cash payments which are received too late in a month to be accepted for investment during that month’s Investment Period will be invested in the following month’s Investment Period. Notwithstanding the foregoing, optional cash payments that, as provided herein, would otherwise be invested in the Investment Period for the following month, will not be accepted by the Agent if it considers that it would be obliged to hold such cash payments for longer than 35 calendar days.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder (the “Anti-Money Laundering Act”) requires that the Agent collect and record specific information and take other compliance measures on new or existing participants who elect to make an optional cash payment under the Plan. In order to participate in the optional cash payment feature of the Plan, participants must have met the applicable requirements under the Anti-Money Laundering Act, which are contained in each of the Reinvestment Enrollment – Participant Declaration Form and the Optional Cash Purchase (OCP) – Participant Declaration Form.

PAD Service

To be eligible to participate in the PAD service, the participant must already be enrolled in the Plan, must use a bank account with a Canadian financial institution, and such account must be coded compliant with relevant Anti-Money Laundering Act requirements. Participants have the option of a one-time or recurring PAD. Both options can be initiated online through the Agent’s self-service web portal at www.investorcentre.com/bmo. In the case of the recurring PAD service only, participants may mail a PAD request to the Agent. The Agent must receive the PAD request no later than the 10th calendar day of the month for that month’s Investment Period (and if such day is not a business day, then the next following business day). If the duly completed request is received after this date, such debit will be applied the next purchase date. A more detailed description of each option is below.

One-Time PADs

One-Time PADs can only be initiated online. If a participant authorizes a one-time debit, their bank account will be debited within five to ten business days from the time the request is received. The monies will be applied to purchase common shares on the next available Investment Period after the funds have been withdrawn from the participant’s account, therefore participants should refer to the Investment Period details outlined in this document. Optional cash payments which are received too late will be invested in the following month’s Investment Period except when the Agent considers that it would be obliged to hold such cash payments for longer than 35 calendar days, in which case the Agent will return such payments to the participant. No interest will be paid for any funds held awaiting investment.

Recurring PADs

Recurring PADs can be initiated by a participant online through the Agent’s self-service web portal at www.investorcentre.com/bmo or by duly completing a Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase (OCP) Voucher and sending it to the Agent with a void cheque indicating the name(s) of the bank account or a letter from the participant’s financial institution confirming the banking details and the name(s) associated with the account. The bank account name(s) must match the name(s) on the participant’s Plan account. A Pre-Authorized Debit (PAD) Agreement form will be enclosed with the participant’s Plan account statement once the participant’s Plan account has been coded compliant.

If a participant authorizes monthly recurring PADs, then their account will be debited on the 19th of every month. If a participant authorizes a quarterly recurring automatic debit, then their account will be debited on the 19th of February, May, August and November. If the 19th is not a business day, then the debit shall occur on the next business day.

To modify or cancel a recurring PAD service, participants must notify the Agent in writing or online through the Agent’s self- service web portal at www.investorcentre.com\bmo. Only cancellation requests can be taken over the phone by calling the Agent contact centre toll-free at 1-800-340-5021. Please allow ten business days from the date the Agent receives the instructions for the modification or cancellation to take effect.

Dividends on Common Shares Held by Agent for Participants

Dividends paid on common shares held by the Agent for the account of a participant under the Plan will be automatically reinvested in common shares during the relevant Investment Period for that dividend payment.

Interest

No interest will be paid to participants on any funds held by the Agent for investment under the Plan.

Source of Common Shares Purchased

The common shares acquired by the Agent for participants will be either common shares purchased on the open market through the facilities of a stock exchange or common shares issued by the Bank from treasury, as determined from time to time by the Bank’s Board of Directors, and advised on a timely basis to the Agent.

Price of Common Shares Purchased

The price (the “Average Market Price”) at which common shares will be acquired during an Investment Period by the Agent on behalf of participants with cash dividends on eligible shares and optional cash payments will be,

(a)	when common shares are issued from treasury and purchased directly from the Bank, the average of the closing prices for a board lot of the common shares of the Bank on the Toronto Stock Exchange on the five trading days on which at least a board lot of the Bank’s common shares was traded immediately preceding the Investment Period; and

(b)	when common shares are purchased on the open market through the facilities of a stock exchange, the average of the actual cost (excluding brokerage fees and other transaction costs) incurred by the Agent to purchase such shares in the Investment Period.

For common shares issued from treasury in connection with the reinvestment of cash dividends on eligible shares, there may be a discount of up to 5% from the Average Market Price. The Bank shall from time to time and in its sole discretion determine the amount of any applicable discount.

The Bank will announce by way of press release and/or in dividend announcements any applicable discount for the dividend reinvestment.

Allocation to Participants of Common Shares Purchased

At the end of each Investment Period, each participant’s account will be credited with that number of common shares purchased for the participant, including fractions computed to six decimal places, which is equal to the aggregate amount to be invested for each participant at the applicable common share price. Non-registered shareholders should contact their intermediaries regarding their administration of shareholders’ accounts.

Costs

All administrative costs of the Plan, including any brokerage fees, other transaction costs or expenses of the Agent, are borne by the Bank. There are no charges payable by a participant upon withdrawal or termination of participation in the Plan; however, if a participant’s notice of termination requests the sale of all of the common shares held for the participant’s account in the Plan, or a participant’s notice of withdrawal requests the sale of a portion of the common shares, the participant will pay applicable brokerage fees, other transaction costs and transfer taxes, if any, on all dispositions of common shares effected for their account by the Agent. Non-registered shareholders should confirm with their intermediaries whether they will charge any fees.

Reports to Participants

The Agent will maintain an account for each participant in the Plan. A statement of account will be mailed out to each such participant approximately three weeks after each transaction in the participant’s account. These statements are a participant’s continuing record of transactions (including the cost of purchases) and should be retained for income tax purposes. In addition, each participant will receive annually from the Agent tax information for reporting dividends paid on common shares held under the Plan. Non-registered shareholders may receive statements of account from their intermediaries in accordance with the intermediaries’ administrative practices.

Certificates for Common Shares

Common shares purchased under the Plan will be registered in the name of the Agent, as Agent for participants in the Plan, and certificates, or a statement of holdings in book entry form (a “Direct Registration Advice”), for such shares will not be issued to participants unless specifically requested. The number of common shares purchased under the Plan will be credited to Plan accounts established for participants and shown on their statements of account. Non-registered shareholders should contact their intermediaries regarding the statements they send to their clients.

A participant who is not terminating participation in the Plan may request, by duly completing the withdrawal portion of the voucher located on the reverse of the participant’s statement of account and sending it to the Agent, a certificate, Direct Registration Advice or sale for any number of whole common shares held for the participant’s account under the Plan. Alternatively, participants may follow the instructions for withdrawal at the Agent’s self-service web portal at www.investorcentre.com/bmo. Normally, certificates or a Direct Registration Advice will be issued to a participant within seven days of receipt by the Agent of a participant’s request. Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates, or a

Direct Registration Advice, for whole common shares will be similarly registered when issued. Participants may request to sell some of their shares, and upon receipt of such a request, the Agent will as soon as practicable arrange for the sale of such common shares through a registered broker-dealer selected by the Agent from time to time. The participant will be charged brokerage fees, other transaction costs and transfer taxes, if any, which will be deducted from the cash proceeds of the sale to be paid to the participant. Common shares that are sold for a participant may be commingled with common shares that are sold for another participant on the open market, and the proceeds to each participant selling common shares will be the average sale price of all common shares commingled and sold on the same day. The Agent can only sell common shares that are acquired under the Plan.

Any remaining whole common shares and fractions of a common share will continue to be held for the participant’s account under the Plan.

Non-registered shareholders should contact their intermediaries to determine the procedures for withdrawing their common shares from the Plan.

Pledging of Shares

Common shares held by the Agent for a participant under the Plan may not be pledged, sold or otherwise disposed of by the participant. A participant who wishes to effect any such transaction must request that certificates, or a Direct Registration Advice, for such shares be issued in the participant’s name.

Termination of Participation

Participation in the Plan may be terminated by a participant at any time by duly completing the voucher located on the reverse of the participant’s statement of account and sending such voucher to the Agent by 4:00 p.m. (Toronto time) on the third business day prior to a dividend record date. Alternatively, participants may follow the instructions to terminate at the Agent’s self-service portal at www.investorcentre.com/bmo.

Participation in the Plan will be terminated automatically upon receipt by the Agent of a written notice of the death of a participant from such participant’s duly-appointed legal representative. Proof of the legal representative’s authority to act must accompany the notice of the death of the participant. In such case, certificates, or a Direct Registration Advice, for whole common shares of the Bank will be issued in the name of the deceased participant /or in the name of the estate of the deceased participant, as appropriate, and the Agent will send such certificates, or such Direct Registration Advice, and a cash payment for any uninvested optional cash payments and for any fraction of a common share to the representative of the deceased participant.

The Bank reserves the right to terminate at any time the participation of a participant in the Plan if less than one whole common share is held for such participant’s account under the Plan. The Bank also reserves the right to terminate, upon prior written notice, the participation of a participant in the Plan if less than ten whole common shares are held for such participant under the Plan and if such participant has not made any optional cash payments for six consecutive quarterly dividend periods. Any such participant may re- enroll in the Plan at any time.

When participation in the Plan is terminated, a participant will receive a certificate, or a Direct Registration Advice, for the whole common shares held for such participant’s account and a cash payment for any fraction of a common share and for any uninvested optional cash payments. If notice of termination is received by the Agent by 4:00 p.m. (Toronto time) on the third business day prior to a dividend record date, the participant’s account will be closed. Any requests received after the above date will be held until the end of the Investment Period of the month in which the dividend payment occurs.

Alternatively, upon termination of participation, a participant may request that all common shares, both whole shares and any fraction of a share, held for the participant’s account under the Plan, be sold. If sale of all common shares is specified in the notice of termination, the Agent will, as soon as practicable following receipt of such notice, arrange for the sale of such common shares through a registered broker-dealer selected by the Agent from time to time. The proceeds of such sale, less brokerage fees, other transaction costs and transfer taxes, if any, will be paid to the terminating participants by the Agent. Common shares that are sold for a participant may be commingled with common shares that are sold for another participant on the open market, and the proceeds to each participant selling common shares will be the average sale price of all common shares commingled and sold on the same day. The Agent can only sell common shares that are acquired under the Plan. With respect to any fraction of a common share interest, the Agent will pay cash determined in the same manner as provided hereinabove with respect to the sale of the whole common shares.

Non-registered shareholders should contact their intermediaries to determine the procedures for terminating their participation in the Plan.

Rights Offering

In the event the Bank makes available to holders of its common shares rights to subscribe to additional common shares or other securities, rights certificates will be issued by the Bank to each participant for the number of whole common shares held for a participant’s account under the Plan on the record date for such rights issue plus the number of common shares, if any, held of record by such participant. Rights based on a fraction of a common share held for a participant’s account will be sold for such a participant by the Agent and the net proceeds invested as an optional cash payment during the next Investment Period. Non-registered shareholders should contact their intermediaries to determine their practices in this regard.

Stock Dividends and Stock Splits

Any common shares of the Bank distributed pursuant to a stock dividend or a stock split on common shares held by the Agent for participants under the Plan will be retained by the Agent and credited by the Agent proportionately to the accounts of the participants in the Plan. Certificates, or a Direct Registration Advice, for any common shares resulting from a stock dividend or a stock split on common shares held of record by a participant will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan. Non-registered shareholders should contact their intermediaries to determine their practices in this regard.

Shareholder Voting

Subject to the provisions of the Bank Act, participants may vote whole common shares held in a participant’s account under the Plan in the same manner as other common shares of the Bank, either by proxy or by the participant in person. If the class A or class B preferred shareholders of the Bank are entitled to vote at the meeting, a separate proxy form will be provided to allow the participant’s class A or class B preferred shares of record to be voted, either by proxy or by the participant in person. Non-registered shareholders should contact their intermediaries with questions regarding the procedures to be followed to vote any common shares acquired under the Plan. Shares for which instructions are not received will not be voted.

Liability of the Bank and the Agent

Neither the Bank nor the Agent shall be liable for any act, or for any omission to act, including, without limitation, any claims for liability:

(a)	arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and

(b)	with respect to the prices at which common shares are purchased for the participant’s account and the times such purchases are made.

Participants should recognize that neither the Bank nor the Agent can assure a profit or protect them against a loss on the common shares purchased under the Plan.

Amendment, Suspension or Termination of the Plan

The Bank reserves the right to amend or suspend, in whole or in part, or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the participants. All participants will be sent written notice of any such amendment, suspension or termination. In the event of termination of the Plan by the Bank, a participant will receive a certificate or a Direct Registration Advice for the whole common shares held in such participant’s account under the Plan and a cash payment for any fraction of a common share and for any uninvested optional cash payments. In the event of suspension of the Plan by the Bank, no investment will be made by the Agent during the Investment Period immediately following the effective date of such suspension; cash payments for any optional cash payments that are not invested as of the effective date of such suspension and dividends on eligible shares which are subject to the Plan and that are paid after the effective date of such suspension will be remitted by the Agent to the participants. Non-registered shareholders should contact their intermediaries for information regarding their procedures on an amendment, suspension or termination of the Plan.

Rules

The Bank and the Agent may make rules and regulations not inconsistent with the terms of the Plan for the better administration of the Plan.

Notices

All notices required to be given under the Plan shall be mailed to participants at the addresses shown on the records at the Bank. Non-registered shareholders should contact their intermediaries with questions regarding the Plan or for information on how they relay communications received from the Bank in respect of the Plan.

Effective Date of this Plan

This Plan became effective April 1, 1981 and is amended and restated as of January 27, 2015.

TAXES

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant under the Plan who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”), deals at arm’s length with and is not affiliated with the Bank, holds common shares of the Bank acquired under the Plan as capital property, and has cash dividends paid on common shares of the Bank reinvested under the Plan or purchases common shares of the Bank through optional cash payments.

This summary is based upon the current provisions of the Tax Act and the Regulations, and all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations.

This summary does not apply to: (i) a participant who is subject to the “mark-to-market” rules under the Tax Act applicable to certain “financial institutions”; (ii) a participant an interest in which is a “tax shelter investment”; (iii) a participant who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act; or (iv) a participant who enters into a “derivative forward agreement” with respect to their common shares of the Bank (all as defined in the Tax Act).

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective participants should consult their own tax advisers having regard to their own particular circumstances.

Canadian Residents

This portion of the summary is generally applicable to a participant under the Plan who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be resident in Canada.

All cash dividends paid on common shares of the Bank that are reinvested on behalf of a participant will generally be subject to the tax treatment normally applicable to taxable dividends (including eligible dividends) from taxable Canadian corporations. For example, in the case of a participant who is an individual, such dividends will be subject to the normal gross-up and credit rules or, in the case of a participant who is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the participant.

A participant will not realize any taxable income when the participant receives certificates, or a Direct Registration Advice, for whole common shares credited to the participant’s account, whether upon the participant’s request, upon termination of participation or upon termination of the Plan.

The cost to a participant of common shares acquired under the Plan will be the price paid for such shares by the participant. For the purpose of computing the adjusted cost base of such shares to the participant, the cost of such shares will be averaged with the adjusted cost base of all common shares of the Bank held by the participant as capital property.

A participant may realize a capital gain or capital loss on the disposition of common shares acquired through the Plan, including in circumstances where a participant received a cash payment for any fraction of a common share.

Non-Residents of Canada

This portion of the summary is generally applicable to a participant under the Plan who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada, and who does not carry on business in Canada. Special rules, which are not discussed in this summary, may apply to a participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends which a participant who is not resident in Canada designates for investment under the Plan will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the participant is entitled under any applicable income tax convention between Canada and the country in which the participant is resident. For example, where a participant is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

Gains on the disposition of common shares of the Bank by a participant who is not resident in Canada are generally not subject to Canadian income tax unless such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) and the participant is not entitled to relief under any applicable income tax convention between Canada and the country in which the participant is resident. Provided that the common shares of the Bank are then listed on a “designated stock exchange” (as defined in the Tax Act), the common shares of the Bank generally will not constitute “taxable Canadian property” of a participant who is not resident in Canada unless, at any time during the 60 month period immediately preceding the disposition of the common shares of the Bank: (i) (a) the participant, (b) persons with whom the participant did not deal at arm’s length, (c) pursuant to certain Proposed Amendments, partnerships in which the participant or persons described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) the participant together with such persons or partnerships, owned 25% or more of the issued shares of any class of the capital stock of the Bank, and (ii) more than 50% of the fair market value of the common shares of the Bank was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada; (b) “Canadian resource properties” (as defined in the Tax Act): (c) “timber resource properties” (as defined in the Tax Act): and (d) options in respect of, or interests in or for civil law rights in, property described in (a) to (c), whether or not the property exists.

Certain United States Tax Considerations for United States Residents

The following is a general summary of the principal U.S. federal income tax consequences of the ownership of common shares and participation in the Plan as of the date hereof. The summary is applicable to U.S. holders (as defined below) who are residents of the U.S. for purposes of the current Canada-United States Income Tax Convention (1980), as amended. Except where noted, it deals only with common shares held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding common shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, persons owing 10% or more of the voting stock of the Bank, and persons whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of common shares should consult their own tax advisers concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial holder of a common share that is (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the U.S and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A U.S. holder participant will realize ordinary taxable income from cash dividends on the Bank’s common shares and any deemed dividend resulting from a discount in the purchase price as discussed below. The gross amount of the dividends, including any amounts deducted for Canadian withholding taxes, will be subject to United States taxation. If the U.S. holder participant so elects with respect to all foreign taxes, he will be entitled to a credit against his United States Federal income tax liability for the Canadian withholding tax imposed on those dividends. The amount of the credit will be subject to limitations contained in the foreign tax credit provisions of the Code. A U.S. holder participant who finds that, because of such limitations, it is more advantageous in the United States resident participant’s particular case to claim Canadian withholding tax as a deduction rather than as a credit may do so, but only for a year for which the United States resident participant elects to do so with respect to all foreign taxes.

A participant in the Plan will recognize dividend income for United States tax purposes on the dividend payment date as described below.

If the dividend (reduced by withheld Canadian income tax) is used to acquire common shares on the participant’s behalf on the open market, the participant will recognize a dividend equal to the amount of cash which he or she would have received had the dividend been paid in cash (including the amount of withheld Canadian income tax).

If the dividend (reduced by Canadian tax withheld) is used to purchase common shares from the Bank, the participant will recognize a dividend equal to the sum of (i) the amount of cash which he or she would have received had the dividend been paid in cash and (ii) the Canadian tax withheld.

In addition, a participant who purchases common shares under the Plan will recognize dividend income if (i) the shares are purchased directly from the Bank rather than on the open market and (ii) the purchase price is less than the fair market value of the common shares. In such case, the amount of the additional taxable dividend resulting from the purchase price discount will be the difference between the fair market value of the common shares acquired and the amount paid for the common shares.

If common shares acquired on the participant’s behalf under the dividend reinvestment aspect of the Plan are purchased on the open market, the participant’s tax basis in those shares will equal the price paid for the shares. If common shares acquired on the participant’s behalf under the dividend reinvestment aspect of the Plan are purchased from the Bank, the participant’s basis in those shares will equal the fair market value of the common shares at the time they were acquired. The tax basis to a participant purchasing shares under the optional share purchase aspect of the Plan will be the amount the participant pays for the common shares.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. holder regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Canadian dollars equal to the U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or the disposition of the Canadian dollars will be treated as ordinary income or loss.

A participant will realize a gain or loss when common shares are sold or exchanged, whether pursuant to the participant’s request upon termination of participation in the Plan or by the participant after receipt of common shares from the Plan, and, in the case of any fraction of a common share, when the participant receives a cash adjustment for a fraction of a common share. The amount of such gain or loss will be the difference between the amount which the participant receives for the common shares or fraction of a common share and the tax basis therefor. The gain or loss will be a capital gain or loss if the common shares are held as “capital assets” (within the meaning of the Code – generally, property held for investment) and will be long-term if the holding period for such common shares exceeds one year.

USE OF PROCEEDS

The Bank will only receive proceeds under the Plan if common shares are issued directly by the Bank rather than being purchased in the open market through the facilities of a stock exchange. Such proceeds, as and when received, will be used by the Bank for general corporate purposes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Under the Bank Act, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of the Act, including their fiduciary duties imposed under the Act. However, a bank may indemnify a director or officer, a former director or officer or a person who acts or acted, at the bank’s request, as a director or officer of or in a similar capacity for another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association and may advance funds to him or her for the costs, charges or expenses of such a proceeding, provided however, that a bank may not indemnify such a person unless:

(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which he or she acted at the bank’s request as a director or officer or in a similar capacity; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.

Under the Bank Act, these individuals are entitled to be indemnified by the bank in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of an association referred to above with the bank or other entity if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify these individuals in respect of, or advance amounts to him or her for the costs, charges and expenses of, a proceeding referred to above, in respect of an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of an association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.

The Bank’s by-laws provide that the Bank shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Bank’s request as a director or officer of or in a similar capacity for another entity, and such person’s heirs and personal representatives, to the maximum extent permitted by the Bank Act.

The Bank has purchased, at its expense, a Directors’ and Officers’ Liability Insurance Policy for the Bank and its subsidiaries. The insurance covers individual directors and officers in circumstances where the Bank does not, or is not permitted, to indemnify its directors and officers for their acts and omissions. This policy has a limit of $300,000,000 per claim and in the aggregate per policy year and no deductible.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits.

Exhibit Number	Description of Exhibit

3.1	By-laws of Bank of Montreal (incorporated by reference to the Current Report on Form 6-K filed by Bank of Montreal with the SEC on March 28, 2011).

5.1	Opinion of Osler, Hoskin & Harcourt LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

Additional exhibits to this Registration Statement may be subsequently filed in reports on Form 40-F or on Form 6-K that specifically state that such materials are incorporated by reference as exhibits in Part II of this Registration Statement.

Item 10.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

Provided, however, that:

(A) Paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions set forth in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Bank of Montreal certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on December 6, 2016.

BANK OF MONTREAL

By:	/s/ Thomas E. Flynn
Thomas E. Flynn
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of William A. Downe, Thomas E. Flynn, Simon Fish, Cathryn E. Cranston and Barbara M. Muir as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the U.S. Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, in connection with the registration under the Securities Act of the securities of Bank of Montreal (the “Bank”), including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her capacity as a member of the Board of Directors or officer of the Bank, on this Registration Statement or a registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act relating to such securities and/or such other form or forms as may be appropriate to be filed with the SEC as any of them deem appropriate in respect of the securities of the Bank, on any and all amendments, including post-effective amendments and successor registration statements, to such registration statement and on any and all instruments and documents filed as part of or in connection with such registration statement and any and all amendments thereto, including post-effective amendments and successor registration statements.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated in the City of Toronto, Province of Ontario, Canada:

Signature Name	Title	Date

/s/ William A. Downe	Chief Executive Officer, Director	December 6, 2016
William A. Downe	(Principal Executive Officer)

/s/ Thomas E. Flynn	Chief Financial Officer	December 6, 2016
Thomas E. Flynn	(Principal Financial and Accounting Officer)

/s/ J. Robert S. Prichard	Chairman of the Board	December 6, 2016
J. Robert S. Prichard

/s/ Jan Babiak	Director	December 6, 2016
Jan Babiak

/s/ Sophie Brochu	Director	December 6, 2016
Sophie Brochu

/s/ George A. Cope	Director	December 6, 2016
George A. Cope

/s/ Christine A. Edwards	Director	December 6, 2016
Christine A. Edwards

/s/ Martin S. Eichenbaum	Director	December 6, 2016
Martin S. Eichenbaum

/s/ Ronald H. Farmer	Director	December 6, 2016
Ronald H. Farmer

/s/ Eric R. La Flèche	Director	December 6, 2016
Eric R. La Flèche

/s/ Lorraine Mitchelmore	Director	December 6, 2016
Lorraine Mitchelmore

/s/ Philip S. Orsino	Director	December 6, 2016
Philip S. Orsino

/s/ Don M. Wilson III	Director	December 6, 2016
Don M. Wilson III

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of Bank of Montreal in the United States, in the City of Chicago, State of Illinois, on December 6, 2016.

BANK OF MONTREAL

By:	/s/ Colleen Hennessy
Colleen Hennessy Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	By-laws of Bank of Montreal (incorporated by reference to the Current Report on Form 6-K filed by Bank of Montreal with the SEC on March 28, 2011).

5.1	Opinion of Osler, Hoskin & Harcourt LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).